Exhibit 99.1

Dyadic Reports First Quarter 2022 Financial Results and Highlights Recent Company Developments

●	New research, license, and collaboration agreement with a Global Food Ingredients Company using Dyadic’s proprietary biotechnologies
●	License agreement with Phibro/Abic Animal Health to develop and commercialize animal vaccine(s)
●	Advancing first-in-human clinical trial application (CTA) to South African Health Products Regulatory Authority (SAHPRA) to support clinical safety of C1 produced proteins
●	C1 produced COVID-19 monoclonal antibody (mAb) demonstrated broad neutralization and protection against Omicron (BA.1 & BA.2) and other variants of concern in hamster trial
●	Licensee, Epygen Biotech, received funding from India government to continue development, manufacture and conduct Phase I/II clinical trial(s) using Dyadic’s COVID-19 vaccine candidate
●	Patented new method to produce cannabinoids and precursors from filamentous fungi, including C1 technology
●	Three manuscripts published in leading scientific journals highlighting the positive attributes of the Company’s C1 technology
●	Revenue increased 40.8% in the quarter, including new revenue stream from license fees
●	Cash and investment grade securities of $17.5 million as of March 31, 2022

JUPITER, FL / May 12, 2022, Dyadic International, Inc. (“Dyadic”, “we”, “us”, “our”, or the “Company”) (NASDAQ: DYAI), a global biotechnology company focused on further improving, applying, and deploying its proprietary C1-cell protein production platform to accelerate development, lower production costs and improve the performance of biologic vaccines and therapeutics today announced its financial results for the first quarter of 2022, and highlighted recent company developments.

Mark Emalfarb, Dyadic’s President, and Chief Executive Officer, said, “I believe 2022 will be an important inflection point in the development of Dyadic’s C1-cell protein production platform for commercial use. As a result of our research and development efforts standardizing C1’s production processes, we have successfully secured development partnerships with major pharma, animal health and other emerging and rapidly expanding industries, such as alternative food production.”

Mr. Emalfarb continued, “We have successfully engineered our C1-cells to where they are now being used to develop potential vaccines and treatments for a growing number of diseases, in addition to COVID-19. Our efforts are beginning to pay off, resulting in a number of pre-clinical trials for vaccines and a monoclonal antibody produced from our proprietary C1-cell protein production platform as well as our anticipated Phase 1 human clinical trial with our DYAI-100 vaccine candidate.”

“We are motivated by our partners whose goal is to afford every nation the ability to develop scalable and affordable manufacturing capability which minimizes drug production and distribution shortfalls in developing and established nations to dramatically improve health disparities globally. We look forward to providing future updates as we advance our commercial initiatives across the company’s programs," concluded Mr. Emalfarb.

Recent Company Developments

●

Food Industry – On May 10, 2022, the Company entered into a new research, license, and collaboration agreement with a Global Food Ingredients Company for the manufacture of a number of animal free ingredient products using Dyadic’s proprietary biotechnologies.

●

Epygen Biotech – On April 13, 2022, Epygen Biotech, Dyadic’s licensee, received funding from India government to further development, manufacture and conduct Phase I/II clinical trial(s) of COVID-19 vaccine candidate produced from C1 cells.

●

Phibro Animal Health – On February 10, 2022, Dyadic entered into an exclusive license agreement for a Phibro targeted disease. The agreement follows the successful proof of concept development work, including animal trials previously completed. The parties are discussing developing additional animal vaccine candidates to be produced from Dyadic's C1-cells.

●

National Institute for Innovation in Manufacturing Biopharmaceuticals (“NIIMBL”) Coronavirus Grant – Dyadic received 1 of 32 project grants awarded by NIIMBL funded through the White House's American Rescue Plan (“ARP”). Under the NIIMBL grant, the Company will receive up to $690,000 in funding to engineer the Company's proprietary and patented C1-cell thermophilic fungal (Thermothelomyces heterothallica) protein production platform to produce two different antibodies, one of which is a COVID-19 antibody.

o	The Company has successfully completed the initial phase of the project and is currently moving into the second phase to further increase productivity.
●	DYAI-100, RBD (Receptor Binding Domain) COVID-19 Vaccine Candidate
o

The Company continues to progress toward its first-in-human clinical trial application (CTA) for its DYAI-100 COVID vaccine candidate to be filed with the South African Health Products Regulatory Authority (SAHPRA).

o

First-in-human trial data is expected to (i) generate safety and preliminary efficacy to demonstrate that proteins produced from Dyadic’s proprietary C1-cell protein production platform are safe for use in humans and (ii) further accelerate the C1-cell protein production platform for global adoption.

o

South Africa, Rubic Consortium – This collaboration is intended to develop end-to-end solutions for vaccine discovery, development, and manufacture for the African market. Tech transfer of the C1-cell protein production platform has been substantially completed. Rubic has begun engineering and growing C1-cells to prepare for the development of affordable vaccines and drugs for the African continent.

o

Sorrento Therapeutics - Due to a disagreement between the parties concerning the timing, and terms and conditions, for the entry into a definitive license agreement, both parties mutually agreed not to proceed, effective March 17, 2022.

●	Scientific Project Updates
o	Infectious Disease Projects and Related Preclinical Trials
■

The Company has multiple ongoing research projects which have generated positive preliminary data on several C1 produced antigens and antibodies for a portfolio of infectious diseases, including Rabies and Zika. The primary objective of these projects is to validate the application of C1 as a designated platform for infectious diseases.

■

Third Party C1 Produced COVID-19 Antibody – C1 produced COVID-19 monoclonal antibody (mAb) has demonstrated broad neutralization and protection against Omicron (BA.1 & BA.2) and other variants of concern based on recent hamster trial.

■	Influenza and COVID-19 Vaccines – Additional mice trials and analysis are ongoing with C1 produced antigens for a potential combined influenza and SARS-CoV-2 vaccine.
■

Multi-Valent RBD Vaccine Candidates – Additional animal data is being generated through several preclinical mice trials using a placebo and five mono and multi-valent blends of C1 produced SARS-CoV-2 RBD variants of concern. The mice trials have been completed, other than the placebo, which have generated neutralizing antibodies.

o	Metabolites – The Company has developed a novel method of producing metabolites, such as synthetic cannabinoids and precursors, utilizing the Company’s proprietary technologies.
●	Three Manuscripts Published in Leading Scientific Journals
o	May 5, 2022 – Peer reviewed manuscript demonstrating safety and persistence of C1 produced DYAI-100 COVID-19 vaccine candidate was published in “Toxicologic Pathology”.
o

In the first quarter of 2022, two peer reviewed manuscripts were published in the leading scientific journals, “Vaccines” and “Vaccine”, relating to antigens produced from C1-cells showing safety and efficacy in animal models against influenza and SARS-CoV-2.

Exhibit 99.1

First Quarter 2022 Financial Results

Cash Position: At March 31, 2022, cash, cash equivalents, and the carrying value of investment grade securities, including accrued interest were approximately $17.5 million compared to $20.4 million at December 31, 2021.

Revenue: Research and development revenue for the three months ended March 31, 2022, increased to approximately $534,000 compared to $461,000 for the same period a year ago. The license revenue recorded in the three months ended March 31, 2022 of approximately $115,000 was in connection with the Phibro/Abic and Janssen license agreements.

Cost of Revenue: Cost of research and development revenue for the three months ended March 31, 2022, increased to approximately $405,000 compared to $391,000 for the same period a year ago.

The increase in research and development revenue and cost of research and development revenue was due to higher revenue and cost of revenue amounts for individual projects compared to the same period a year ago.

R&D Expenses: Research and development expenses for the three months ended March 31, 2022, decreased to approximately $1,343,000 compared to $1,808,000 for the same period a year ago. The decrease primarily reflected the winding down of activities of contract research organization and pharmaceutical quality and regulatory consultants to manage and support the pre-clinical and clinical development as well as a decrease in cGMP manufacturing costs as the Company moves towards its anticipated Phase 1 clinical trial of its DYAI-100 COVID-19 vaccine candidate in the amount of approximately $165,000 and our other internal research projects of $300,000.

G&A Expenses: General and administrative expenses for the three months ended March 31, 2022, increased by 6.6% to approximately $1,656,000 compared to $1,554,000 for the same period a year ago. The increase principally reflected increases in insurance expenses of $69,000 and business development and investor relations expenses of $53,000, offset by other decreases of $20,000.

Interest Income: Interest income for the three months ended March 31, 2022, was approximately $3,000 compared to $26,000 for the same period a year ago. The decrease was primarily due to the lower balance of held-to-maturity securities and less reinvestment due to the decrease in interest rate.

Other Income: Other income for the three months ended March 31, 2022, was $250,000 compared to $0 for the same period a year ago. The other income recognized in the first quarter of 2022 was related to a settlement payment we received from the termination of a proposed license and collaboration.

Net Loss: Net loss for the three months ended March 31, 2022, was approximately $2,492,000 or $(0.09) per share compared to $3,295,000 or $(0.12) per share for the same period a year ago.

Exhibit 99.1

Conference Call Information

Date: Thursday. May 12, 2022

Time: 5:00 p.m. Eastern Time

Dial-in numbers: Toll Free: 1-800-289-0741 International: 1-646-828-8085

Conference ID: 5908163

Webcast Link: https://viavid.webcasts.com/starthere.jsp?ei=1545672&tp_key=944bb952a0

An archive of the webcast will be available within 24 hours after completion of the live event and will be accessible on the Investor Relations section of the Company’s website at www.dyadic.com. To access the replay of the webcast, please follow the webcast link above.

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila), named C1. The C1 microorganism, which enables the development and large-scale manufacture of low-cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs, such as virus like particles (VLPs) and antigens, monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and other therapeutic proteins. Certain other research activities are ongoing which include the exploration of using C1 to develop and produce certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to leverage the value and benefits of these technologies in development and manufacture of biopharmaceuticals. As the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs, and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers, and improve access and cost to patients and the healthcare system, but most importantly save lives.

Please visit Dyadic’s website at http://www.dyadic.com for additional information, including details regarding Dyadic’s plans for its biopharmaceutical business.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements because of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether because of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at http://www.dyadic.com.

Contact:

Dyadic International, Inc.

Ping W. Rawson

Chief Financial Officer

Phone: (561) 743-8333

Email: ir@dyadic.com

Exhibit 99.1

DYADIC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2022	2021
Revenues:
Research and development revenue	$533,721	$460,520
License revenue	114,706	—
Total revenue	648,427	460,520

Costs and expenses:
Costs of research and development revenue	404,746	390,762
Research and development	1,342,862	1,808,098
General and administrative	1,655,700	1,554,007
Foreign currency exchange (gain) loss, net	(10,248)	28,272
Total costs and expenses	3,393,060	3,781,139

Loss from operations	(2,744,633)	(3,320,619)

Other income:
Interest income	2,968	25,670
Other income	250,000	—
Total other income	252,968	25,670

Net loss	$(2,491,665)	$(3,294,949)

Basic and diluted net loss per common share	$(0.09)	$(0.12)

Basic and diluted weighted-average common shares outstanding	28,251,324	27,533,268

See Notes to Consolidated Financial Statements in Item 1 of Dyadic’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2022.

Exhibit 99.1

DYADIC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$12,419,029	$15,748,480
Short-term investment securities	3,021,064	4,511,780
Interest receivable	28,894	94,375
Accounts receivable	528,151	277,831
Prepaid expenses and other current assets	244,170	375,830
Total current assets	16,241,308	21,008,296

Non-current assets:
Long-term investment securities	1,998,120	—
Investment in Alphazyme	284,709	284,709
Other assets	6,104	6,117
Total assets	$18,530,241	$21,299,122

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$866,321	$1,547,953
Accrued expenses	533,007	709,560
Deferred research and development obligations	315,006	151,147
Deferred license revenue, current portion	112,146	147,059
Total current liabilities	1,826,480	2,555,719

Deferred license revenue, net of current portion	308,823	352,941
Total liabilities	2,135,303	2,908,660

Commitments and contingencies (Note 4)

Stockholders’ equity:
Preferred stock, $.0001 par value:
Authorized shares - 5,000,000; none issued and outstanding	—	—
Common stock, $.001 par value:
Authorized shares - 100,000,000; issued shares - 40,517,659 and 40,482,659, outstanding shares - 28,264,157 and 28,229,157 as of March 31, 2022, and December 31, 2021, respectively	40,518	40,483
Additional paid-in capital	101,522,602	101,026,496
Treasury stock, shares held at cost - 12,253,502	(18,929,915)	(18,929,915)
Accumulated deficit	(66,238,267)	(63,746,602)
Total stockholders’ equity	16,394,938	18,390,462
Total liabilities and stockholders’ equity	$18,530,241	$21,299,122

See Notes to Consolidated Financial Statements in Item 1 of Dyadic’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2022.